EXHIBIT 21
SUBSIDIARIES OF
ALLBRITTON COMMUNICATIONS COMPANY


KATV Television, Inc.

KTUL Television, Inc.

WSET, Incorporated

Allfinco, Inc.

Harrisburg Television, Inc.

TV Alabama, Inc.

First Charleston Corp.

Allbritton Television Productions, Inc.
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